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                                                                 Exhibit 5.1

                              LOWENSTEIN SANDLER PC
                                Attorneys at Law





January 20, 2004



Arotech Corporation
632 Broadway, Suite 1200
New York, New York 10012

Dear Sirs:

Reference is made to our opinion dated December 4, 2003, and included as Exhibit
5.1 to Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-110729) (the "Registration Statement") filed on December 4, 2003, by Arotech Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). We are rendering this supplemental opinion in connection with a prospectus supplement to the Registration Statement (the "Prospectus Supplement") to be filed by the Company with the Commission pursuant to Rule 424 promulgated under the Securities Act in connection with the offering by the Company of 1,336,900 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to a stock purchase/sale agreement, dated as of January 7, 2004, among the Company, FAAC Incorporated ("FAAC") and the shareholders of FAAC (the "Purchase Agreement").

In this connection, we have examined and relied without independent investigation as to matters of fact upon such statements and certificates of public officials, such statements and certificates of officers of the Company, the Registration Statement, the Prospectus Supplement, the Purchase Agreement, the certificate of incorporation and bylaws of the Company, as amended and now in effect, proceedings of the board of directors of the Company, such other corporate records, certificates, documents and instruments and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to the  provisions of the Delaware  General  Corporation
Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



/s/

LOWENSTEIN SANDLER PC

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65 Livingston Avenue   Roseland, New Jersey  Telephone 973.597.2500   www.lowenstein.com
                       07068-1791            Fax 973.597.2200
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